EXHIBIT 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FIRST QUARTER GUIDANCE

San Jose, Calif., March 3, 2008—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the first quarter of 2008.

The company reaffirms that it expects first quarter sales to be flat to 2 percent higher compared to the fourth quarter of 2007, in line with prior guidance. The company’s new product category is showing solid growth in comparison to the similar period in the prior quarter, led by Stratix® II FPGAs, the company’s largest selling product family.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s first quarter sales guidance. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix II, Stratix II GX, Stratix III, Cyclone® II, Cyclone III, Arria™, MAX® II and HardCopy® device families, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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